Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE PEOPLES BANCTRUST COMPANY, INC.

AND

BANCTRUST FINANCIAL GROUP, INC.

Dated as of

May 21, 2007

i

5.11	Tax Matters	19
5.12	Internal Controls; Disclosure Controls	19
5.13	Intellectual Property	20
5.14	Community Reinvestment Compliance	21
5.15	Certain Business Practices	21
5.16	Assets	21
5.17	Environmental Matters	21
5.18	Compliance with Laws	22
5.19	Labor Relations	22
5.20	Employee Benefit Plans	23
5.21	Material Contracts; Defaults	25
5.22	Legal Proceedings	25
5.23	Tax and Regulatory Matters	25
5.24	Charter Provisions	25
5.25	Minute Books	26
5.26	No Existing Discussions	26
5.27	State Takeover Laws	26
5.28	Statements True and Correct	26

ARTICLE SIX		27
REPRESENTATIONS AND WARRANTIES OF BANCTRUST		27
6.1	Organization, Standing, and Power	27
6.2	Authority; No Breach By Agreement	27
6.3	Reports	28
6.4	Capital Stock	28
6.5	BancTrust Subsidiaries	29
6.6	Financial Statements.	29
6.7	Absence of Certain Changes or Events	29
6.8	Risk Management Instruments	29
6.9	Investments	30
6.10	Allowances for Possible Loan Losses	30
6.11	Tax Matters	30
6.12	Internal Controls; Disclosure Controls	31
6.13	Assets	31
6.14	Environmental Matters	32
6.15	Compliance with Laws	32
6.16	Legal Proceedings	33
6.17	Tax and Regulatory Matters	33
6.18	Form S-4	33
6.19	No Existing Discussions	33
6.20	Statements True and Correct	33
6.21	Defined Benefit Plans	34
6.22	Suitable Financing	34

ARTICLE SEVEN		34
CONDUCT OF BUSINESS PENDING CONSUMMATION		34
7.1	Covenants of Both Parties	34
7.2	Negative Covenants of Peoples	34
7.3	Covenants of BancTrust	36
7.4	Adverse Changes in Condition	37
7.5	Reports	37
7.6	Coordination of Dividends	37
7.7	Certain Modifications; Restructuring Charges	37

ARTICLE EIGHT		38
ADDITIONAL AGREEMENTS		38
8.1	Registration Statement; Proxy Statement; Shareholder Approval; Indemnification	38
8.2	Exchange Listing	38
8.3	Applications	38
8.4	Filings with State Offices	38
8.5	Agreement as to Efforts to Consummate	39
8.6	Investigation and Confidentiality	39
8.7	Press Releases	39
8.8	Certain Actions	40
8.9	Tax Treatment	40
8.10	State Takeover Laws	41
8.11	Charter Provisions	41
8.12	Affiliates	41
8.13	Compensation and Employee Benefits	41
8.14	Indemnification	42
8.15	Exemption from Liability Under Section 16(b)	43
8.16	Dividend Reinvestment Plan	44
8.17	Subsidiary Directors	44
8.18	Certain Support Agreements	44

ARTICLE NINE		44
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		44
9.1	Conditions to Obligations of Each Party	44
9.2	Conditions to Obligations of BancTrust	45
9.3	Conditions to Obligations of Peoples	47

ARTICLE TEN		48
TERMINATION		48
10.1	Termination	48
10.2	Effect of Termination	49
10.3	Termination of Representations and Covenants.	49
10.4	Termination Fee	49

ARTICLE ELEVEN		49
MISCELLANEOUS		49
11.1	Expenses	49
11.2	Brokers and Finders	49

11.3	Entire Agreement	50
11.4	Amendments	50
11.5	Waivers	50
11.6	Assignment	51
11.7	Notices	51
11.8	Governing Law	52
11.9	Counterparts	52
11.10	Captions	52
11.11	Interpretations	52
11.12	Enforcement of Agreement	52
11.13	Severability	52

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 21, 2007 by and between THE PEOPLES BANCTRUST COMPANY, INC. (“Peoples”), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Selma, Alabama, and BANCTRUST FINANCIAL GROUP, INC. (“BancTrust”), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Mobile, Alabama.

Preamble

The Boards of Directors of Peoples and BancTrust are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement provides for the merger of Peoples with and into BancTrust. At the effective time of such merger, the outstanding shares of the capital stock of Peoples shall be converted into the right to receive cash and shares of the common stock of BancTrust (except as provided herein). As a result, shareholders of Peoples shall become shareholders of BancTrust and the subsidiaries of Peoples shall continue to conduct their respective businesses and operations as subsidiaries of BancTrust. The transactions described in this Agreement are subject to the approvals of the shareholders of Peoples and BancTrust, the Board of Governors of the Federal Reserve System and certain state regulatory authorities, and to the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

As a condition and inducement to BancTrust’s willingness to enter into this Agreement, each of Peoples’ directors and certain Peoples’ shareholders are executing and delivering to BancTrust an agreement in substantially the form of Exhibit 1-A or Exhibit 1-B hereto, as applicable. As a condition and inducement to Peoples’ willingness to enter into this Agreement, each of BancTrust’s directors is executing and delivering to Peoples an agreement in substantially the form of Exhibit 1-C hereto. Such agreements are herein referred to individually as a “Support Agreement” and collectively as “Support Agreements.”

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“ABCA” shall mean the Alabama Business Corporation Act.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean (a) the merger, consolidation or other business combination of BancTrust with or into another person or a reorganization or recapitalization of BancTrust, or (b) the direct or indirect acquisition by a person (including a “group” within the meaning of Section 13(d)(3) of the 1934 Act) not theretofore an Affiliate of BancTrust of (1) more than fifty percent (50%) of the voting securities of BancTrust, (2) the right to elect more than fifty percent (50%) of the BancTrust board of directors or (3) all or substantially all of BancTrust’s assets.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, May 21, 2007.

“Allowances” shall have the meaning provided in Section 5.10 of this Agreement.

“Articles of Merger” shall mean the Articles of Merger to be executed by BancTrust and filed with the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall have the meaning provided in Section 3.1 of this Agreement.

“BancTrust Common Stock” shall mean the $.01 par value common stock of BancTrust.

“BancTrust Companies” shall mean, collectively, BancTrust and all BancTrust Subsidiaries.

“BancTrust Disclosure Memorandum” shall mean the written information entitled “BancTrust Disclosure Memorandum” delivered to Peoples prior to the execution of this Agreement describing in reasonable detail the matters contained therein.

“BancTrust Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules) of BancTrust as of March 31, 2007 (unaudited) and December 31, 2006 (audited), and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2007 (unaudited) and the year ended December 31, 2006 (audited), as delivered by BancTrust to Peoples, and (ii) the consolidated balance sheets of BancTrust (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) delivered by BancTrust to Peoples with respect to periods ending subsequent to March 31, 2007.

“BancTrust Subsidiaries” shall mean the Subsidiaries of BancTrust and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BancTrust in the future and owned by BancTrust at the Effective Time.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Payment” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Cash Option Consideration” shall have the meaning provided in Section 3.6 of this Agreement

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning provided in Section 5.14 of this Agreement.

“Creditor’s Laws” shall have the meaning provided in Section 5.2(a) of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Determination Date” shall have the meaning provided in Section 3.1 of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“Equitable Discretion” shall have the meaning provided in Section 5.2(a) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.20 of this Agreement.

“ERISA Plan” shall have the meaning provided in Section 5.20 of this Agreement.

“Exchange Agent” shall have the meaning provided in Section 4.1 of this Agreement.

“Exchange Ratio” shall have the meaning given such term in Section 3.1 of this Agreement.

“Exhibits” shall mean the numbered Exhibits to this Agreement, which Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall have the meaning provided in Section 5.13(a) of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person shall mean the actual Knowledge of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, if any, any Assistant or Deputy General Counsel, if any, or any Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet delinquent, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” and derivations thereof for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean any effect that is material and adverse on (a) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include any effect of (i) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies or changes in accounting methods of, or elections of such methods by, a Party, (iii) changes resulting from changes in interest rates and/or general economic conditions, (iv) the Merger (including the announcement thereof) and compliance with, or engaging in transactions required or expressly permitted by, the provisions of this Agreement (including without limitation, the payment of any fees or costs in connection with this Agreement and the transactions contemplated hereby, including payments to be made pursuant to employment and severance agreements that have been Previously Disclosed or are made or entered into with the prior informed written consent of BancTrust in the manner provided in Section 7.2 of this Agreement); or (v) other actions that are taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby, provided that the effect of any such action is reasonably foreseeable.

“Merger” shall mean the merger of Peoples with and into BancTrust referred to in Section 1.1 of this Agreement.

“Merger Consideration” shall have the meaning provided in Section 3.1(b).

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Stock Market, LLC.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either Peoples or BancTrust, and “Parties” shall mean both Peoples and BancTrust.

“Peoples Benefit Plans” shall have the meaning set forth in Section 5.20 of this Agreement.

“Peoples Common Stock” shall mean the $.10 par value common stock of Peoples.

“Peoples Companies” shall mean, collectively, Peoples and all Peoples Significant Subsidiaries.

“Peoples Disclosure Memorandum” shall mean the written information entitled “Peoples Disclosure Memorandum” delivered to BancTrust prior to the execution of this Agreement describing in reasonable detail the matters contained therein.

“Peoples Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules) of Peoples as of March 31, 2007 (unaudited) and December 31, 2006 (audited), and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2007 (unaudited) and the year ended December 31, 2006 (audited), as delivered by Peoples to BancTrust, and (ii) the consolidated balance sheets of Peoples (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) delivered by Peoples to BancTrust with respect to periods ending subsequent to March 31, 2007.

“Peoples Representatives” shall have the meaning set forth in Section 8.8(a) of this Agreement.

“Peoples Subsidiaries” shall mean the Subsidiaries of Peoples, which shall include the Peoples Subsidiaries described in Section 5.5 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Peoples in the future and owned by Peoples at the Effective Time.

“Permit” shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in the Peoples Disclosure Memorandum or the BancTrust Disclosure Memorandum, as applicable.

“Proxy Statement” shall mean the joint proxy statement used by each of Peoples and BancTrust to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus used by BancTrust in connection with the issuance of BancTrust Common Stock to holders of Peoples Common Stock and which shall be filed with the SEC as part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by BancTrust under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

“Risk Management Instruments” shall have the meaning set forth in Section 5.9 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meetings” shall mean the respective meetings of the shareholders of BancTrust and Peoples to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

“Software” shall have the meaning provided in Section 5.10(a) of this Agreement.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Suitable Financing” shall mean financing to fund the cash portion of the Merger Consideration and the other expenses of BancTrust incurred in connection with the Merger, (a) in the form of a transaction whereby BancTrust forms a wholly owned trust subsidiary to undertake a private or otherwise exempt offering of trust preferred securities in an amount not less than $38 million at an interest rate not to exceed 7.75% per annum, or (b) in the form of a loan or securities offering for such purpose that is approved by: (i) both Peoples and BancTrust, which approval shall not be unreasonably withheld by either, (ii) by their respective financial advisors who are providing the fairness opinions described in Sections 9.2(f) and 9.3 (f) of this Agreement, and (iii) by the applicable Regulatory Authorities who are required to approve the Merger.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the Peoples board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” shall mean BancTrust as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning provided in Section 5.27 of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Trading Day” shall mean a day on which the Global Select Market of Nasdaq is open for trading activities.

ARTICLE ONE

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Peoples shall be merged with and into BancTrust in accordance with the provisions of Article 11 of the ABCA and with the effect provided in Section 11.06 of the ABCA (the “Merger”). BancTrust shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Peoples and BancTrust.

1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the third business day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article Nine, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger become effective with the Secretary of State of the State of Alabama (the “Effective Time”).

ARTICLE TWO

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of BancTrust in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of BancTrust in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of BancTrust in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of BancTrust in office immediately prior to the Effective Time, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE THREE

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of BancTrust Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) In accordance with the adjustment mechanisms set forth below, each share of Peoples Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement and shares held by shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive the following Merger Consideration.

(c) So long as the Average Closing Price is not greater than $21.428, or less than $18.019, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration equal to $25.50, comprised of:

(i)	$6.375 in cash; and

(ii)	that number of shares or fraction of a share of BancTrust Common Stock equal to the Exchange Ratio.

(d) In the event that the Average Closing Price is greater than $21.428, but less than or equal to $26.471, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration comprised of:

(i)	$6.375 in cash; and

(ii)	0.8925 shares of BancTrust Common Stock.

(e) In the event that the Average Closing Price is less than $18.019, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration comprised of:

(i)	$6.375 in cash; and

(ii)	1.0614 shares of BancTrust Common Stock.

(f) In the event that the Average Closing Price is less than $15.584, Peoples shall have the right to terminate this Agreement, as provided in Article Ten hereof.

(g) In the event that the Average Closing Price is greater than $26.471, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration equal to $30.00, comprised of:

(i)	$6.375 in cash; and

(ii)	that fraction of a share (rounded to the nearest 1/10,000) of BancTrust Common Stock equal to the product of:

$23.625

the Average Closing Price

(h) For purposes of this Agreement:

(i) “Exchange Ratio” means the quotient, rounded to the nearest 1/10,000, equal to the product of (x) $19.125, divided by (y) the Average Closing Price (as defined below);

(ii) “Average Closing Price” means the average of the daily last sale prices of BancTrust Common Stock as reported on Nasdaq for the ten (10) consecutive full Trading Days in which shares of BancTrust Common Stock are traded on Nasdaq ending at the close of trading on the Determination Date, rounded to the nearest 1/10th of one cent; and

(iii) “Determination Date” means the third Trading Day prior to the date on which the Effective Time occurs.

3.2 Anti-Dilution Provisions. If Peoples changes the number of shares of Peoples Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted. If BancTrust changes the number of shares of BancTrust Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted.

3.3 Shares Held by Peoples or BancTrust. Each of the shares of Peoples Common Stock held by any Peoples Company or by any BancTrust Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4 Dissenting Shareholders. Any holder of shares of Peoples Common Stock or BancTrust Common Stock who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ABCA. If after the Effective Time a dissenting shareholder of Peoples fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Peoples Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Peoples Common Stock held by such holder.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Peoples Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BancTrust Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BancTrust Common Stock multiplied by the Average Closing Price of one share of BancTrust Common Stock rounded to the nearest cent. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.6 Stock Options. At any time prior to the date on which the Effective Time occurs, each option to acquire shares of Peoples Common Stock may be purchased or acquired by Peoples or exercised for cash by the holder of such option in accordance with its terms. Notwithstanding anything in any Peoples Stock Option Plan (as defined below) to the contrary, at the Effective Time each option to purchase Peoples Common Stock (a “Peoples Stock Option”) granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan (collectively, the “Peoples Stock Option Plan”) which is outstanding and unexercised immediately prior thereto shall automatically become vested and shall be cancelled and converted into the right to receive the Cash Option Consideration. “Cash Option Consideration” shall mean with respect to each Peoples Stock Option, a cash payment equal to the difference between (a) the dollar value of the Merger Consideration calculated using the Average Closing Price of BancTrust Common Stock and (b) the exercise price of such Stock Option as Previously Disclosed.

ARTICLE FOUR

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause its transfer agent (or a depository or trust institution of recognized standing selected by BancTrust and reasonably satisfactory to Peoples) (the “Exchange Agent”) to mail to the former shareholders of Peoples appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Peoples Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Peoples Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent (or shall furnish customary documentation and indemnity if any such certificates are lost, stolen or destroyed) and shall promptly thereafter receive in exchange therefor the Merger Consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of the shares of BancTrust Common Stock received (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Peoples Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of BancTrust Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the Merger Consideration to which any former holder of Peoples Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Peoples Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Peoples Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Peoples Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former Peoples Shareholders. At the Effective Time, the stock transfer books of Peoples shall be closed as to holders of Peoples Common Stock immediately prior to the Effective Time and no transfer of Peoples Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Peoples Common Stock (“Peoples Certificate”), other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Peoples shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of BancTrust Common Stock into which their respective shares of Peoples Common Stock are converted, regardless of whether such holders have exchanged their Peoples Certificates for certificates representing BancTrust Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the BancTrust Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any Peoples Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of BancTrust Common Stock, which dividend or other distribution is attributable to such persons BancTrust Common Stock represented by said Peoples Certificate held after the Cutoff, until such person surrenders said Peoples Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Peoples Certificate, both the BancTrust Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid as consideration under Section 3.1(b) or for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such Peoples Certificate.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF PEOPLES

Before entry into this Agreement, Peoples delivered to BancTrust the Peoples Disclosure Memorandum, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article Five or to one or more of its covenants contained in Article Seven; provided that the inclusion of an item in the Peoples Disclosure Memorandum as an exception to a representation or warranty will not by itself be deemed an admission by Peoples that such item is Material or was required to be disclosed therein. While Peoples has used its reasonable best efforts to identify in the Peoples Disclosure Memorandum the particular representation or warranty or covenant to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article Five, all covenants in Article Seven and the Disclosure Memorandum.

For all purposes of this Agreement, no representation or warranty of Peoples contained in Article Five (other than the representations and warranties contained in Section 5.4 which shall be true in all Material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Five, has had or is reasonably likely to have a Material Adverse Effect with respect to Peoples or with respect to BancTrust following the Merger.

Except as Previously Disclosed, Peoples hereby represents and warrants to BancTrust as follows:

5.1 Organization, Standing, and Power. Peoples is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Peoples is duly qualified or licensed to transact business as a foreign corporation in good standing in those other States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Peoples has delivered or made available to BancTrust complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) Peoples has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, subject to the approval of this Agreement by the holders of Peoples Common Stock in accordance with the ABCA. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally (“Creditor’s Laws”) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (“Equitable Discretion”)).

(b) Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, nor compliance by Peoples with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Peoples’ Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Peoples Company under, any Contract or Permit of any Peoples Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Peoples Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Peoples of the Merger and the other transactions contemplated in this Agreement.

5.3 Reports. Since January 1, 2003, or the date of organization if later, each Peoples Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.4 Capital Stock.

(a) The authorized capital stock of Peoples consists only of 9,000,000 shares of voting common stock, par value $.10, and 1,000,000 shares of preferred stock, par value $0.10, of which, as of the date of this Agreement, 5,929,561 shares of voting common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Peoples are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of Peoples has been issued in violation of any preemptive rights of the current or past shareholders of Peoples.

(b) There are no other shares of capital stock or other equity securities of Peoples outstanding and, other than pursuant to Peoples Benefit Plans, the Peoples dividend reinvestment plan and as Previously Disclosed, no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Peoples or contracts, commitments, understandings, or arrangements by which Peoples is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

5.5 Peoples Subsidiaries. Peoples has Previously Disclosed all of the Peoples Subsidiaries as of the date of this Agreement. Except as Previously Disclosed, Peoples or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Peoples Subsidiary. No equity securities of any Peoples Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Peoples Subsidiary is bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Peoples Company is or may be bound to transfer any shares of the capital stock of any Peoples Subsidiary. There are no Contracts relating to the rights of any Peoples Company to vote or to dispose of any shares of the capital stock of any Peoples Subsidiary. All of the shares of capital stock of each Peoples Subsidiary held by a Peoples Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Peoples Company free and clear of any Lien. Each Peoples Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Peoples Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each Peoples Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are fully insured by the Federal Deposit Insurance Corporation pursuant to the provisions of said act and regulations; and the businesses of any non-bank Subsidiaries of Peoples are permitted to subsidiaries of registered bank holding companies.

5.6 Financial Statements. Peoples has delivered or made available to BancTrust prior to the execution of this Agreement copies of all Peoples Financial Statements for periods ended March 31, 2007 and December 31, 2006 and will deliver or make available to BancTrust copies of all Peoples Financial Statements prepared subsequent to the date hereof. The Peoples Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Peoples Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Peoples Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Peoples Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Peoples for the three (3) months ended March 31, 2007 and subsequent unaudited interim financial statements, are subject in all cases to normal year-end adjustments and the omission of footnote disclosure.

5.7 Absence of Certain Changes or Events. Since March 31, 2007, except as disclosed in the Peoples Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have had, individually or in the aggregate, a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole, and (ii) the Peoples Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Peoples provided in Article Seven of this Agreement.

5.8 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Peoples’ own account or for the account of one or more of the Peoples Subsidiaries or their customers, were entered into (i) to the Knowledge of Peoples, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Peoples or the Peoples Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. The Peoples Companies have duly performed in all Material respects all of their Material obligations under Risk Management Instruments to the extent such obligations to perform have accrued and are not in Material breach, violation or default thereunder; and, to the Knowledge of Peoples, there are no Material breaches, violations or defaults, or allegations or assertions of any Material breaches, violations or defaults, by any other party thereunder.

5.9 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and except as Previously Disclosed, none of the investments reflected in the audited consolidated balance sheet of Peoples as of December 31, 2006 under the heading “Investment securities available-for-sale,” and none of the investments by the Peoples Companies since December 31, 2006, and none of the assets reflected in the audited consolidated balance sheet of Peoples as of December 31, 2006 or in any unaudited consolidated balance sheet of Peoples furnished to BancTrust after December 31, 2006 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that Materially impairs the ability of Peoples or any of the Peoples Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which any Peoples Company is a party, such Peoples Company has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

5.10 Allowances for Possible Loan Losses. The allowances for possible loan losses (the “Allowances”) shown on the consolidated balance sheets of Peoples included in the most recent Peoples Financial Statements dated prior to the date of this Agreement were, and the Allowances to be shown on the consolidated balance sheets of Peoples to be included in the Peoples Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines).

5.11 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Peoples Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Peoples Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) As of the date of this Agreement, none of the Peoples Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the Peoples Companies for the period or periods through and including the date of the respective Peoples Financial Statements has been made and is reflected on such Peoples Financial Statements.

(d) Deferred Taxes of the Peoples Companies have been provided for in accordance with GAAP.

(e) Peoples is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under § 3406 of the Internal Revenue Code.

(f) To the Knowledge of Peoples, none of the Peoples Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

5.12 Internal Controls; Disclosure Controls. The Peoples Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all Material transactions are executed in accordance with management’s general or specific authorizations, (b) all Material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to Peoples’ Material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, the Peoples Companies have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by Peoples in the reports that it files or submits under the 1934 Act is accumulated and communicated to Peoples’ management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

5.13 Intellectual Property.

(a) Except as Previously Disclosed, to the Knowledge of Peoples, a Peoples Company owns, licenses or otherwise has the right to use, in each case free and clear of all Material Liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names and slogans, together with the goodwill related to the foregoing, copyrights, copyright registrations, and copyright applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other Material proprietary rights (collectively, the “Intellectual Property”) which are used in and material to the business of the Peoples Companies as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership of, license to, or right to use such Intellectual Property or Software of the Peoples Companies (i) has not been challenged in any prior litigation to which any Peoples Company was a party, (ii) is not being challenged in any pending litigation to which any Peoples Company is a party and (iii) to the Knowledge of Peoples, is not the subject of any threatened or proposed litigation against any Peoples Company. Provided that the required consents and prior notices as Previously Disclosed are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of any Peoples Company.

(b) Except as Previously Disclosed, to the Knowledge of Peoples, the conduct of the business of the Peoples Companies as currently conducted does not, in any Material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) Except as Previously Disclosed, to the Knowledge of Peoples, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property owned by or licensed to or by any Peoples Company, and no such claims have been made against a third party by any Peoples Company.

(d) Except as Previously Disclosed, to the Knowledge of Peoples, each Material item of Software which is used by any Peoples Company in connection with the operation of its businesses as currently conducted is either (A) owned by a Peoples Company, or (B) currently in the public domain or, (C) available for free pursuant to an open source license, or (D) otherwise available to Peoples without the need of a license, lease or consent of any third party, or (E) used under rights granted to a Peoples Company pursuant to an agreement, license or lease from a third party.

5.14 Community Reinvestment Compliance. Each Peoples Company that is subject thereto is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Peoples has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in any Peoples Company that is subject thereto failing to be in compliance with such provisions or having its current CRA rating lowered.

5.15 Certain Business Practices. No Peoples Company, and, to the Knowledge of Peoples, no director, officer, agent or employee of any Peoples Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

5.16 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Peoples Financial Statements, the Peoples Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the Peoples Companies. All tangible properties used in the businesses of the Peoples Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Peoples’ past practices. All Assets which are Material to Peoples’ business on a consolidated basis, held under leases or subleases by any of the Peoples Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor’s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the Peoples Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Peoples Companies is a named insured are reasonably sufficient. The Assets of the Peoples Companies include all assets required to operate the business of the Peoples Companies as presently conducted.

5.17 Environmental Matters.

(a) Each Peoples Company, its Participation Facilities and, to the Knowledge of Peoples, its Loan Properties are in compliance with all Environmental Laws.

(b) There is, to Peoples’ Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Peoples Company or any of its Participation Facilities has been named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any Peoples Company or any of its Participation Facilities.

(c) There is, to Peoples’ Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or Peoples in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) Except as Previously Disclosed, during the period of (i) any Peoples Companies’ ownership or operation of any of their respective current properties, (ii) any Peoples Companies’ participation in the management of any Participation Facility, or (iii) any Peoples Companies’ holding of a security interest in a Loan Property, there have been, to Peoples’ Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties, except for releases in compliance with applicable laws and regulations. It is acknowledged by the Parties that Peoples has made no additional inquiry in regard to the matters reflected in this Section 5.18 as to its Loan properties for the purpose of making the representations and warranties contained herein.

5.18 Compliance with Laws. Peoples is duly registered as a bank holding company under the BHC Act. Each Peoples Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the Peoples Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Peoples Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Peoples Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.19 Labor Relations. No Peoples Company is the subject of any Litigation asserting that it or any other Peoples Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Peoples Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Peoples Company, pending or threatened, or to its Knowledge, is there any activity involving any Peoples Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.20 Employee Benefit Plans.

(a) Peoples has delivered or made available to BancTrust prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Peoples Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Peoples Benefit Plans”). Any of the Peoples Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Peoples ERISA Plan.” Each Peoples ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Peoples Pension Plan.” Neither Peoples nor any Peoples Company has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA).

(b) Peoples has delivered or made available to BancTrust prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for the Peoples Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Peoples Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial evaluations and reports, and summary annual reports prepared for any Peoples Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) All Peoples Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each Peoples ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or is within the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code for receipt thereof, and there exist no circumstances likely to result in revocation of any such favorable determination letter. Without limiting the generality of the foregoing, Peoples has amended or will timely amend within the prescribed remedial amendment period for same if such remedial amendment period ends prior to the Effective Time, each Peoples ERISA Plan requiring amendment to comply with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the IRS Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act, the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2004, the final IRS 401(k)/(m) regulations released in December 2004 and other applicable federal statutes and regulations requiring amendments thereto. No Peoples Company has engaged in a transaction with respect to any Peoples Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Peoples Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(d) No Peoples Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Peoples Pension Plan, (ii) no change in the actuarial assumptions with respect to any Peoples Pension Plan, and (iii) no increase in benefits under any Peoples Pension Plan as a result of plan amendments or changes in applicable Law. Neither any Peoples Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Peoples Company, or the single-employer plan of any entity which is considered one employer with Peoples under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Peoples Company has provided, or is required to provide, security to a Peoples Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Peoples does not participate currently nor has it ever participated in a multiemployer plan under the Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No Material Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any Peoples Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Peoples Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Peoples Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as Previously Disclosed, (i) no Peoples Company has any obligations for retiree health and life benefits under any of the Peoples Benefit Plans except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) there are no restrictions on the rights of such Peoples Company to amend or terminate any such Plan without incurring any Liability thereunder.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Peoples Company from any Peoples Company under any Peoples Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Peoples Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except for accelerated vesting of certain stock options under outstanding stock option agreements.

5.21 Material Contracts; Defaults.

(a) Except for those agreements and other documents filed as exhibits to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or as Previously Disclosed, neither Peoples nor any of its Significant Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, or (C) that (i) requires payments by Peoples in excess of $100,000 in any consecutive twelve month period, and (ii) either may not be terminated within one year from the date hereof, or automatically renews for a term in excess of one year if notice of termination is not given within eight months of the date hereof.

(b) Neither Peoples nor any of its Significant Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.22 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of Peoples, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Peoples Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Peoples Company.

5.23 Tax and Regulatory Matters. Peoples has not, and to Peoples Knowledge, no Peoples Company or any Affiliate thereof has taken any action, and Peoples has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.24 Charter Provisions. Each Peoples Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles or Certificate of Incorporation, Bylaws or other governing instruments of any Peoples Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Peoples Company that may be acquired or controlled by it.

5.25 Minute Books. Since January 1, 2004, the minute books, including any attachments thereto, of Peoples and the Peoples Significant Subsidiaries contain complete and accurate records in all Material respects of all meetings and other Material corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and shareholders.

5.26 No Existing Discussions. As of the date hereof, no Peoples Company is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal by any Person other than BancTrust.

5.27 State Takeover Laws. Each Peoples Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations (collectively, “Takeover Laws”), if any.

5.28 Statements True and Correct. No representation or warranty contained in Article Five of this Agreement and no statement, certificate, instrument or other writing furnished or to be furnished for inclusion in the Proxy Statement by any Peoples Company to BancTrust pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Peoples Company for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Peoples Company for inclusion in the Proxy Statement to be mailed to Peoples’ shareholders and BancTrust’s shareholders in connection with the Shareholders’ Meetings, and any other documents to be filed by a Peoples Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Peoples, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of the Shareholders’ Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meetings. All documents that any Peoples Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES OF BANCTRUST

Before entry into this Agreement, BancTrust delivered to Peoples the BancTrust Disclosure Memorandum, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article Six or to one or more of its covenants contained in Article Seven; provided that the inclusion of an item in the BancTrust Disclosure Memorandum as an exception to a representation or warranty will not by itself be deemed an admission by BancTrust that such item is Material or was required to be disclosed therein. While BancTrust has used its reasonable best efforts to identify in the BancTrust Disclosure Memorandum the particular representation or warranty or covenant to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article Six, all covenants in Article Seven and the Disclosure Memorandum.

For all purposes of this Agreement, no representation or warranty of BancTrust contained in Article Six (other than the representations and warranties contained in Section 6.4, which shall be true in all Material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Six, has had or is reasonably likely to have a Material Adverse Effect with respect to BancTrust.

Except as Previously Disclosed, BancTrust hereby represents and warrants to Peoples as follows:

6.1 Organization, Standing, and Power. BancTrust is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. BancTrust is duly qualified or licensed to transact business as a foreign corporation in good standing in the other States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach By Agreement.

(a) BancTrust has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BancTrust, subject to the approval of this Agreement by the holders of BancTrust Common Stock in accordance with the ABCA. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BancTrust, enforceable against BancTrust in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Laws and Equitable Discretion).

(b) Neither the execution and delivery of this Agreement by BancTrust, nor the consummation by BancTrust of the transactions contemplated hereby, nor compliance by BancTrust with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BancTrust Company under, any Contract or Permit of any BancTrust Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BancTrust Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BancTrust of the Merger and the other transactions contemplated in this Agreement.

6.3 Reports. Since January 1, 2003, or the date of organization if later, each BancTrust Company has, except as Previously Disclosed, timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.4 Capital Stock.

(a) The authorized capital stock of BancTrust consists of (A) 20,000,000 shares of Common Stock, $.01 par value per share, of which 11,187,432 shares (not counting additional shares subject to issue pursuant to stock option and other plans) are validly issued and outstanding, fully paid and nonassessable, and (B) 500,000 shares of Preferred stock, no par value per share, none of which are issued and outstanding. Shares of BancTrust Common Stock are not subject to preemptive rights. The shares of BancTrust Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

(b) The authorized capital stock of each Subsidiary of BancTrust is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancTrust free and clear of any Lien.

6.5 BancTrust Subsidiaries. Each Subsidiary of BancTrust has been duly incorporated and is validly existing as a corporation or association in good standing under the Laws of the jurisdiction of its incorporation, and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each of the banking Subsidiaries of BancTrust has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancTrust are permitted to subsidiaries of registered bank holding companies.

6.6 Financial Statements. BancTrust has delivered or made available to Peoples prior to the execution of this Agreement copies of all BancTrust Financial Statements for periods ended March 31, 2007 and December 31, 2006 and will deliver or make available to Peoples copies of all BancTrust Financial Statements prepared subsequent to the date hereof. The BancTrust Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BancTrust Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the BancTrust Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the BancTrust Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancTrust for the three (3) months ended March 31, 2007 and subsequent unaudited interim financial statements, are subject in all cases to normal year-end adjustments and the omission of footnote disclosure.

6.7 Absence of Certain Changes or Events. Since March 31, 2007, except as disclosed in the BancTrust Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust and its Subsidiaries taken as a whole, and (ii) no BancTrust Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of BancTrust provided in Article Seven of this Agreement.

6.8 Risk Management Instruments. All Risk Management Instruments of BancTrust, whether entered into for BancTrust’s own account or for the account of one or more of BancTrust’s Subsidiaries or their customers, were entered into (i) to the Knowledge of BancTrust, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of BancTrust or the BancTrust Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. The BancTrust Companies have duly performed in all Material respects all of their Material obligations under Risk Management Instruments to the extent such obligations to perform have accrued and are not in Material breach, violation or default thereunder; and, to the Knowledge of BancTrust, there are no Material breaches, violations or defaults, or allegations or assertions of any Material breaches, violations or defaults, by any other party thereunder.

6.9 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public funds and except as Previously Disclosed, none of the investments reflected in the audited consolidated balance sheet of BancTrust as of December 31, 2006 under the heading “Investment securities available-for-sale,” and none of the investments by BancTrust since December 31, 2006, and none of the assets reflected in the audited consolidated balance sheet of BancTrust as of December 31, 2006 or in any unaudited consolidated balance sheet of BancTrust furnished to Peoples after December 31, 2006 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that Materially impairs the ability of BancTrust or any of the BancTrust Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which any BancTrust Company is a party, such BancTrust Company has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

6.10 Allowances for Possible Loan Losses. The allowances for possible loan losses (the “Allowances”) shown on the consolidated balance sheets of BancTrust included in the most recent BancTrust Financial Statements dated prior to the date of this Agreement were, and the Allowances to be shown on the consolidated balance sheets of BancTrust to be included in the BancTrust Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines).

6.11 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the BancTrust Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the BancTrust Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) As of the date of the Agreement, none of the BancTrust Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the BancTrust Companies for the period or periods through and including the date of the respective BancTrust Financial Statements has been made and is reflected on such BancTrust Financial Statements.

(d) Deferred Taxes of the BancTrust Companies have been provided for in accordance with GAAP.

(e) BancTrust is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under § 3406 of the Internal Revenue Code.

(f) To the Knowledge of BancTrust, none of the BancTrust Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

6.12 Internal Controls; Disclosure Controls. The BancTrust Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all Material transactions are executed in accordance with management’s general or specific authorizations, (b) all Material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to BancTrust’s Material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, the BancTrust Companies have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by BancTrust in the reports that it files or submits under the 1934 Act is accumulated and communicated to BancTrust’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

6.13 Assets. Except as Previously Disclosed or as disclosed or reserved against in the BancTrust Financial Statements and to BancTrust’s knowledge, the BancTrust Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the BancTrust Companies. All material tangible properties used in the businesses of the BancTrust Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BancTrust’s past practices. All Assets which are Material to BancTrust’s business on a consolidated basis, held under leases or subleases by any of the BancTrust Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor’s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the BancTrust Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BancTrust Companies is a named insured are reasonably sufficient. The Assets of the BancTrust Companies include all assets required to operate the business of the BancTrust Companies as presently conducted.

6.14 Environmental Matters.

(a) BancTrust, its Participation Facilities, and, to its Knowledge, its Loan Properties, are, and have at all times been, in Material compliance with all Environmental Laws, except as Previously Disclosed.

(b) There is, to BancTrust’s Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which BancTrust or any of its Participation Facilities have been named as a defendant (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by BancTrust or any of its Participation Facilities.

(c) There is, to BancTrust’s Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BancTrust in respect to such Loan Property) have been named as a defendant or potentially responsible party (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) Except as Previously Disclosed, during the period of (i) BancTrust’s ownership or operation of any of its current properties, (ii) BancTrust’s participation in the management of any Participation Facility, or (iii) BancTrust’s holding of a security interest in a Loan Property, there have been, to BancTrust’s Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties, except for releases in compliance with applicable laws and regulations. It is acknowledged by the Parties that BancTrust has made no additional inquiry in regard to the matters reflected in this Section 6.15 as to its Loan Properties for the purpose of making the representations and warranties contained herein.

6.15 Compliance with Laws. BancTrust is duly registered as a bank holding company under the BHC Act. Each BancTrust Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the BancTrust Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BancTrust Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any BancTrust Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.16 Legal Proceedings. Except as disclosed in BancTrust’s filings with the SEC, there is no litigation instituted or pending, or to BancTrust’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BancTrust Company, or against any Material Asset, interest, or right of any BancTrust Company, nor are there any orders of any Regulatory Authorities, other governmental agencies, or arbitrators outstanding against any BancTrust Company.

6.17 Tax and Regulatory Matters. BancTrust has not taken any action, and BancTrust has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.18 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancTrust and the Registration Statement.

6.19 No Existing Discussions. As of the date hereof, no BancTrust Company is engaged, directly or indirectly, in any negotiations or discussions with any Person with respect to an Acquisition Proposal or an Acquisition Transaction.

6.20 Statements True and Correct. No representation or warranty contained in Article Six of this Agreement, and no statement, certificate, instrument or other writing furnished by any BancTrust Company to Peoples pursuant to this Agreement contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BancTrust Company for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be mailed to Peoples’ shareholders or BancTrust’s shareholders in connection with the Shareholders’ Meetings, and any other documents to be filed by BancTrust with the SEC, or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Proxy Statement, when first mailed to the Shareholders of Peoples, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meetings. All documents that any BancTrust Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.21 Defined Benefit Plans. Since December 31, 2006, there have been no changes to the terms of any defined benefit pension plan of BancTrust, and, to the knowledge of BancTrust, there has not been any Material adverse change to the funded status or amount of unfunded liability of any defined benefit pension plan of BancTrust.

6.22 Suitable Financing. Based on its pro forma analysis of its financial condition following the Merger, assuming the Merger occurred as of the date of this Agreement and in reliance on the Peoples Financial Statements, BancTrust believes, and has received confirmation from reliable sources, that as of the date of this Agreement BancTrust qualifies for Suitable Financing.

ARTICLE SEVEN

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained or except as otherwise expressly contemplated herein, each Party shall, and shall cause each of its Subsidiaries to, (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, including obtaining Suitable Financing; provided, that the foregoing shall not prevent any BancTrust Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of BancTrust, desirable in the conduct of the business of BancTrust and its Subsidiaries, provided that such actions do not present a material risk that the Closing will be Materially delayed, that requisite regulatory approvals will be delayed or made Materially more difficult to obtain, or reduce the likelihood of obtaining Suitable Financing.

7.2 Negative Covenants of Peoples. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Peoples covenants and agrees that, except as expressly contemplated by this Agreement or as Previously Disclosed, it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of BancTrust, which consent shall not be unreasonably withheld or delayed:

(a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any Peoples Company; or

(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Peoples Company to another Peoples Company) except in the ordinary course of the business of Peoples Subsidiaries consistent with past practices (which shall include, for Peoples Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any Peoples Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Peoples Company, or declare or pay any dividend or make any other distribution in respect of Peoples’ capital stock, except that Peoples may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $0.13 per share. Notwithstanding the foregoing, any Subsidiary of Peoples may pay dividends to Peoples in such amounts as necessary to pay Peoples’ regular quarterly cash dividend as permitted above and to pay expenses or other costs incurred by Peoples in the ordinary course of business or as a result of the transactions contemplated by this Agreement; or

(d) except for this Agreement and except in connection with the exercise of currently outstanding stock options or purchases made under its existing dividend reinvestment plan (prior to its termination or suspension as contemplated in this Agreement), issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Peoples Common Stock or any other capital stock of any Peoples Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Peoples Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Peoples Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Peoples Company) or any Asset other than in the ordinary course of business for full and adequate consideration; or

(f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) grant any increase in compensation or benefits to the employees or officers of any Peoples Company, except in the ordinary course of business consistent with past practice or as required by Law; pay any bonus except in the ordinary course of business consistent with past practice or the provisions of any applicable program or plan adopted by its Board of

Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any Peoples Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any Peoples Company except in accordance with past practice Previously Disclosed; or

(h) enter into or amend any employment Contract between any Peoples Company and any Person (unless such amendment is required by Law) that the Peoples Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Peoples Company or make any Material change in or to any existing employee benefit plans of any Peoples Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) except as Previously Disclosed, commence any Litigation other than in the ordinary course of business consistent with past practice, settle any Litigation involving any Liability of any Peoples Company for Material money damages or Material restrictions upon the operations of any Peoples Company, or modify or amend in any Material Respect or terminate any Material Contract or waive, release, compromise or assign (other than to a Peoples Company) any Material rights or claims;

(l) operate its business otherwise than in the ordinary course of business; or

(m) fail to file timely any report required to be filed by it with any Regulatory Authority.

7.3 Covenants of BancTrust. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BancTrust covenants and agrees that it shall and shall cause each of its Subsidiaries to continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the BancTrust Common Stock and the business prospects of the BancTrust Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the BancTrust Companies’ core businesses and goodwill with their respective employees and the communities they serve, to diligently pursue by means of all commercially reasonable efforts the obtaining of Suitable Financing, and, except as expressly contemplated by this Agreement or as Previously Disclosed, will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Peoples, which consent shall not be unreasonably withheld or delayed:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action which would cause the BancTrust Common Stock to cease to be traded on the Nasdaq; or

(c) take any action which would Materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; or

(d) take any action which would Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; or

(e) amend the Articles of Incorporation or Bylaws of BancTrust, in each case, in any manner which is adverse to, and discriminates against, the holders of Peoples Common Stock; or

(f) declare or pay any dividend or make any other distribution in respect of BancTrust’s capital stock, except that BancTrust may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $0.13 per share.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed; provided, however, that if such reports are available to the other Party on the World Wide Web, then only notice of such filing, and not delivery of the report, shall be required.

7.6 Coordination of Dividends. Until the Effective Time, BancTrust and Peoples will coordinate on the declaration of any dividends or other distributions with respect to BancTrust Common Stock and Peoples Common Stock and the related record dates and payment dates, it being intended that Peoples shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Peoples Common Stock (including any shares of BancTrust Common Stock received in exchange therefor in the Merger).

7.7 Certain Modifications; Restructuring Charges. Peoples and BancTrust shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Peoples shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Peoples and BancTrust shall also consult with respect to the character, amount and timing of restructuring charges to the be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No Party’s representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which my be undertaken on account of this Section 7.7.

ARTICLE EIGHT

ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Shareholder Approval; Indemnification. As soon as practicable after execution of this Agreement, BancTrust shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of BancTrust Common Stock upon consummation of the Merger. Peoples shall furnish all information concerning it and the holders of its capital stock as BancTrust may reasonably request in connection with such action. Each of BancTrust and Peoples shall call their respective Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders’ Meetings, (i) Peoples and BancTrust shall prepare and file a Proxy Statement with the SEC and mail it to BancTrust’s shareholders and Peoples’ shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of each of Peoples and BancTrust shall recommend to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each of Peoples and BancTrust shall use their reasonable efforts to obtain such shareholders’ approval.

8.2 Exchange Listing. BancTrust shall use its commercially reasonable best efforts cause the BancTrust Common Stock to be issued in connection with the Merger to be approved for listing and quoted on the Nasdaq Global Select Stock Market, subject to official notice of issuance, as promptly as practicable and in any event before the Effective Time. Peoples shall take all necessary actions, and BancTrust shall provide reasonable cooperation in connection with same, in order to effect the delisting of Peoples Common Stock from the Nasdaq Capital Market effective contemporaneously with the Effective Time.

8.3 Applications. BancTrust shall promptly prepare and file, and Peoples shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Prior to filing, BancTrust will submit drafts of any such applications to Peoples for its review.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, BancTrust shall execute and file the Articles of Merger with the Secretary of State of the State of Alabama in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, the Parties will keep one another advised of all Material developments relevant to their respective businesses and to consummation of the Merger, and each Party shall permit the other to make or cause to be made such investigation of their respective businesses and properties and the businesses and properties of their respective Subsidiaries and of their respective financial and legal conditions as may be reasonably requested, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No such investigation shall affect the representations and warranties of either Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation or otherwise and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

8.7 Press Releases. Prior to the Effective Time, Peoples and BancTrust shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, and provided, further, that prior to making such disclosure such Party making the disclosure shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

8.8 Certain Actions.

(a) Peoples will not, and will cause the Peoples Subsidiaries and its and the Peoples Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Peoples receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below), after the execution of this Agreement, and the Peoples board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, Peoples may, and may permit the Peoples Subsidiaries and the Peoples Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Peoples board of directors concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provision, Peoples shall have entered into a confidentiality agreement with such third party on terms Materially no less favorable to Peoples than the confidentiality agreement, dated January 17, 2007, between BancTrust and Peoples (without regard to any modification thereof pursuant hereto). Peoples will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than BancTrust (each, an “Other Person”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Peoples will promptly (within two business days) advise BancTrust following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep BancTrust apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent Peoples or the Peoples board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c) BancTrust shall promptly notify Peoples orally and in writing in the event that it receives an offer or a serious proposal relating to, or engages in negotiations with respect to, an Acquisition Transaction; provided that, if requested by BancTrust, Peoples shall, except to the extent required by Law, keep the information furnished pursuant to this Section 8.8(c) confidential until such Acquisition Transaction is made public by BancTrust or another party thereto.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each Peoples Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any purportedly applicable Takeover Laws.

8.11 Charter Provisions.

(a) Each Peoples Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any Peoples Company or restrict or impair the ability of BancTrust to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Peoples Company that may be acquired or controlled by it.

(b) Each BancTrust Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BancTrust Company or restrict or impair the ability of any Peoples shareholder to vote, or otherwise exercise the rights of a shareholder with respect to, shares of BancTrust Common Stock that may be acquired or controlled by it.

8.12 Affiliates. Not later than 15 days before the mailing of the Proxy Statement, Peoples will identify to BancTrust each Person who it reasonably believes may be deemed an “affiliate” for purposes of Rule 145 under the 1933 Act. Shares of BancTrust Common Stock issued to such affiliates of Peoples in exchange for shares of Peoples Common Stock (and shares of BancTrust Common Stock held by persons who are “affiliates” of BancTrust) shall not be transferable regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and BancTrust shall be entitled to place restrictive legends upon certificates for shares of BancTrust Common Stock issued to affiliates of Peoples pursuant to this Agreement to enforce the provisions of this Section 8.12) except as provided herein. BancTrust shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of BancTrust Common Stock by such affiliates. Peoples shall use its reasonable best efforts to cause each director and executive officer of Peoples to deliver to BancTrust not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Peoples Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of BancTrust Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

8.13 Compensation and Employee Benefits.

(a) General. Following the Effective Time, BancTrust shall provide generally to officers and employees of the Peoples Companies, who at or after the Effective Time become employees of a BancTrust Company (“Continuing Employees”), employee benefits under the employee benefit plans and programs maintained for employees of the BancTrust Companies

(“BancTrust Benefit Plans”) (other than stock option or other plans involving the potential issuance of BancTrust Common Stock, which shall be solely at BancTrust’s discretion, and any defined benefit pension plans which have been closed to new participants), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the BancTrust Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such BancTrust Benefit Plans, each Continuing Employee will be entitled to credit for prior service with any Peoples Company. BancTrust shall cause the BancTrust welfare benefit plans to cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Peoples’ welfare benefit plans to be credited to such Continuing Employees under BancTrust’s welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under BancTrust welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by Peoples and/or any Peoples Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BancTrust and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the Peoples Employee Benefit Plans. BancTrust shall honor and also shall cause Peoples and its Subsidiaries to honor all employment, severance, consulting and other compensation Contracts Previously Disclosed by Peoples between any Peoples Company and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Peoples Benefit Plans.

(b) Retirement Plans. Subject to Section 8.13(a), between the date of this Agreement and the Effective Time, BancTrust intends to determine what actions to take with respect to the possible amendment or termination of the Peoples defined benefit pension plan, the Peoples 401(k) plan and the Peoples Employee Stock Ownership Plan and whether and how to combine the Peoples Benefit Plans and the BancTrust Benefit Plans into a unified combination of BancTrust Company employee benefits, provided that in no event shall any such determinations, actions or decisions be undertaken or effected that would have the effect of reducing the accrued benefits of the participants under the Peoples Benefit Plans. In connection therewith, Peoples shall take all actions reasonably requested by BancTrust (any of which actions may be taken subject to the effectiveness of the Merger) and not inconsistent with Peoples’ obligations under ERISA, to terminate or amend such plans and any other Peoples Benefit Plans BancTrust elects to terminate or amend.

8.14 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, BancTrust shall indemnify, defend and hold harmless the present and former directors and officers of The Peoples Bank and Trust Company (the “Bank”) and Peoples (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (1) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Peoples or the Bank and indemnification agreements, if any, in effect on the date of this Agreement with Peoples or the Bank, and (2) without limitation of clause (1), to the fullest extent permitted by Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 8.14 shall promptly notify BancTrust upon learning of any Claim, provided that failure so to notify shall not affect the obligation of BancTrust under this Section 8.14, unless, and only to the extent that, BancTrust is actually and materially prejudiced as a consequence.

(c) Peoples may, subject to BancTrust’s prior written consent which shall not be unreasonably withheld or delayed, purchase prior to or after Closing extended coverage providing certain liability insurance coverages to officers and directors of Peoples for acts and events occurring prior to the Effective Time on substantially the same terms as now exist, with such extended coverage to be prepaid and non-cancelable, to continue in effect for a reasonable period, not to exceed three years, after the Effective Time. To the extent the extended coverage is not finally in place and in effect by the Effective Time, Peoples may establish an escrow fund in the amount of the estimated premiums, such fund to be used for the purpose of purchasing such extended coverage. In the event such extended coverage is not available at Closing or not approved by BancTrust, then for a period of six years following the Effective Time, BancTrust will use its reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Peoples or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Peoples; provided that if BancTrust is unable to maintain or obtain the insurance called for by this Section 8.14, BancTrust will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available; and provided, further, that officers and directors of Peoples or its Subsidiaries may be required to make application and provide customary representations and warranties to BancTrust’s insurance carrier for the purpose of obtaining such insurance

(d) If BancTrust or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancTrust and its Subsidiaries shall assume the obligations set forth in this section.

(e) The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

8.15 Exemption from Liability Under Section 16(b). Before the Effective Time, the BancTrust Board of Directors, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly and in any event before the Effective Time adopt a resolution providing that the receipt by the Peoples officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act of BancTrust Common Stock in exchange for shares of Peoples Common Stock, pursuant to the transactions contemplated hereby are approved by the BancTrust Board of Directors or by such committee thereof, and are intended to be exempt from the liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

8.16 Dividend Reinvestment Plan. As soon as is practicable after the date of this Agreement, Peoples shall terminate The Peoples BancTrust Company, Inc. Dividend Reinvestment and Stock Purchase Plan.

8.17 Subsidiary Directors. At the Closing Peoples shall deliver to BancTrust the resignations of each of the directors of the Peoples Subsidiaries for whom they are requested by BancTrust.

8.18 Certain Support Agreements. For so long as this Agreement is in effect and without the prior written consent of Peoples, BancTrust shall not amend, modify or terminate the support agreements it obtained from shareholders of Peoples who delivered support agreements and shall use all commercially reasonable efforts to enforce BancTrust’s rights thereunder and to cause the shares represented thereunder to be voted in favor of the Merger.

ARTICLE NINE

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

(a) Shareholder Approval. The shareholders of each of Peoples and BancTrust shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any of its governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of BancTrust Common Stock issuable pursuant to the Merger shall have been received.

(f) Tax Matters. Peoples and BancTrust shall have received a written opinion of Hand Arendall, L.L.C., in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a “reorganization” as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by BancTrust or Peoples by reason of the Merger, (iii) the exchange or cancellation of shares of Peoples Common Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Peoples to the extent such shareholders receive BancTrust Common Stock in exchange for their shares of Peoples Common Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the BancTrust Common Stock to be received by shareholder of Peoples will be the same as the basis of the Peoples Common Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Peoples Common Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the BancTrust Common Stock received by the shareholder in the Merger will include the holding period of Peoples Common Stock surrendered in exchange therefor. In rendering its Tax Opinion, Hand Arendall, L.L.C. will require and shall be entitled to rely on representations by officers of BancTrust and Peoples, and will be entitled to make reasonable assumptions.

9.2 Conditions to Obligations of BancTrust. The obligations of BancTrust to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BancTrust pursuant to Section 11.5(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Peoples set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Peoples to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. Peoples shall have delivered to BancTrust (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and either its chief operating officer or its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Peoples’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BancTrust and its counsel shall request. There shall have been furnished to such counsel for BancTrust certified copies of such corporate records of Peoples and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by Peoples as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. Peoples shall have delivered to BancTrust an opinion of Bradley Arant Rose & White LLP, counsel to Peoples, dated as of the Closing, as to the matters set forth in Exhibit 3 hereto, subject to the addition of limitations, qualifications and assumptions that are customary, reasonable and appropriate under the circumstances and in form reasonably satisfactory to BancTrust and its counsel.

(e) Affiliate Agreements. BancTrust shall have received agreements in the form of Exhibit 2 from all of Peoples’ directors and executive officers.

(f) Fairness Opinion. BancTrust shall have received from The Bankers Bank immediately prior to or on the date of the mailing of the Proxy Statement a letter setting forth its opinion that the Merger Consideration is fair to the shareholders of BancTrust from a financial point of view.

(g) Financing. BancTrust shall have obtained Suitable Financing.

(h) Proxy Contest. There shall have been no change with respect to the dispute between Peoples and a group of dissident shareholders of Peoples calling themselves the Stockholders for Progress who have initiated a proxy contest with the Peoples Board of Directors which change is reasonably expected to result in a Material Adverse Effect on Peoples.

9.3 Conditions to Obligations of Peoples. The obligations of Peoples to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Peoples pursuant to Section 11.5(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of BancTrust set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BancTrust to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. BancTrust shall have delivered to Peoples (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BancTrust’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Peoples and its counsel shall request. There shall have been furnished to such counsel for Peoples certified copies of such corporate records of BancTrust and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by Peoples as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. BancTrust shall have delivered to Peoples an opinion of Hand Arendall, L.L.C., counsel to BancTrust, dated as of the Effective Time, as to the matters set forth in Exhibit 4 hereto, subject to the addition of limitations, qualifications and assumptions that are customary, reasonable and appropriate under the circumstances and in form reasonably satisfactory to Peoples and its counsel.

(e) Exchange Listing. The shares of BancTrust Common Stock issuable pursuant to the Merger shall have been approved, subject to official notice of issuance, for listing on the Nasdaq Global Select Market.

(f) Fairness Opinion. Peoples shall have received from Sandler O’Neill & Partners, L.P. immediately prior to or on the date of the mailing of the Proxy Statement a letter setting forth its opinion that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

ARTICLE TEN

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BancTrust and Peoples, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of BancTrust and the Board of Directors of Peoples; or

(b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of either Peoples or BancTrust fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the ABCA at the applicable Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of Peoples in the event that the Average Closing Price of BancTrust Common Stock is less than $15.584 per share; or

(f) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f);

(g) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot, through no fault of such Party, be satisfied or fulfilled by the date specified in Section 10.1(f) of this Agreement; or

(h) By the Board of directors of either Party in the event the Board of Directors of Peoples authorizes Peoples to enter into a definitive binding agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 10.4 and Article Eleven and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3 Termination of Representations and Covenants. The representations and warranties contained in this Agreement will not survive the Effective Time. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Time shall survive such Effective Time and be binding upon such Party.

10.4 Termination Fee. If, after the date of this Agreement, (a) an Acquisition Proposal is offered, presented or proposed to Peoples, or its shareholders, (b) thereafter this Agreement and the Merger are disapproved by Peoples or by the shareholders of Peoples or this Agreement is terminated pursuant to Section 10.1(h) hereof, and (c) one of the following occurs: (i) within twelve months after termination of this Agreement as a result of such disapproval by Peoples or by the shareholders of Peoples or such termination pursuant to Section 10.1(h), a definitive agreement with respect to an Acquisition Proposal is made and entered into by Peoples, (ii) in the case of an Acquisition Proposal that is a tender offer, the Board of Directors of Peoples recommends that the Peoples shareholders tender their shares of Peoples Common Stock to the offeror, or (iii) in the case of an Acquisition Proposal that is a tender offer, the Peoples shareholders tender a majority of the issued and outstanding shares of Peoples Common Stock to the offeror, then immediately upon the earliest to occur of the events described in Section 10.4(c) hereinabove and in lieu of any other rights and remedies of BancTrust, Peoples shall pay BancTrust a cash amount of $6,000,000 as an agreed-upon termination fee (the “Termination Fee”). Peoples and BancTrust agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

ARTICLE ELEVEN

MISCELLANEOUS

11.1 Expenses. Except as provided in Section 10.4 above, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. It is agreed and understood that work done by BancTrust and/or its attorneys and advisors to prepare and file the Registration Statement and print the Prospectus shall not be deemed to be done on behalf of Peoples, and the costs and expenses therefor shall not be the responsibility of Peoples.

11.2 Brokers and Finders. Except for fees incurred for the services of The Bankers Bank and Sandler O’Neill & Partners, L.P., each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Peoples or BancTrust, each of Peoples and BancTrust, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except for Sections 8.13 and 8.14, nothing in this Agreement is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of Peoples Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the Peoples shareholders without the further approval of the Peoples shareholders; and further provided that after approval of this Agreement by the holders of BancTrust Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the BancTrust shareholders without the further approval of the BancTrust shareholders.

11.5 Waivers.

(a) Prior to or at the Effective Time, BancTrust, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Peoples, to waive or extend the time for the compliance or fulfillment by Peoples of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BancTrust under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of BancTrust.

(b) Prior to or at the Effective Time, Peoples, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BancTrust, to waive or extend the time for the compliance or fulfillment by BancTrust of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Peoples under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Peoples.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach or any other term of this Agreement.

11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Peoples:	The Peoples BancTrust Company, Inc.
310 Broad Street
Selma, Alabama 36701
Telephone Number: (334) 875-1000
Facsimile Number: (334) 875-1010

Attention: Don J. Giardina, President

Copy to Counsel:	Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Telephone Number: (205) 521-8000
Facsimile Number: (205) 521-8800

Attention: Paul S. Ware

BancTrust:	BancTrust Financial Group, Inc.
P. O. Box 3067 (36652)
100 St. Joseph Street
Mobile, Alabama 36602
Telephone Number: (251) 431-7800
Facsimile Number: (251) 431-7851

Attention: W. Bibb Lamar, Jr., President

Copy to Counsel:	Hand Arendall, L.L.C.
P. O. Box 123 (36601)
3000 AmSouth Bank Building
107 St. Francis Street
Mobile, Alabama 36602
Telephone Number: (251) 432-5511
Facsimile Number: (251) 694-6375

Attention: Brooks P. Milling

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by its respectively authorized officers as of the day and year first above written.

ATTEST:	THE PEOPLES BANCTRUST COMPANY, INC.

/s/ Andrew C. Bearden, Jr.	By:	/s/ Don. J. Giardina
Assistant Secretary		Don J. Giardina, President

ATTEST:	BANCTRUST FINANCIAL GROUP, INC.

/s/ F. Michael Johnson	By:	/s/ W. Bibb Lamar, Jr.
Secretary		W. Bibb Lamar, Jr., President